Exhibit 1

RECENT DEVELOPMENTS

The information in this section supplements the information about the Registrant corresponding to the headings below that are contained in the Registration Statement. To the extent that the information included in this section differs from the information set forth in the Registration Statement, you should rely on the information in this section.

New Member Country

On May 9, 2025, Antigua and Barbuda completed the process to become an associated shareholder country with Series “C” shares after fulfilling all necessary conditions and approvals.

New Loans Approved for Regional Development

On March 27, 2025, CAF’s Board of Directors approved USD 1,445.0 million in funding for several strategic projects across Latin America and the Caribbean intended to improve urban mobility, modernize education systems, strengthen migration management, boost the competitiveness of business ecosystems, and develop key infrastructure such as aqueducts and port facilities. The allocations include USD 150.0 million for Argentina, USD 150.0 million for Brazil, USD 825.0 million for Chile, USD 100.0 million for Colombia, USD 100.0 million for El Salvador, and USD 120.0 million for Honduras.

PART I

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with CAF’s unaudited condensed interim financial information and the notes thereto, included elsewhere in this post-effective amendment.

Market Overview and Portfolio Trends

During the last year, important global developments have occurred, including:

•	moderate economic growth in Latin America, reflecting ongoing structural challenges and external headwinds;

•	elevated funding costs for sovereign and corporate issuers amid persistently high global interest rates and more stringent financial conditions;

•

despite ongoing inflationary pressures, external financing constraints, and shifts in global risk appetite affecting Latin American economies, most local currencies appreciated against the U.S. dollar during the first quarter of 2025;

•	rising geopolitical risks, including uncertainty surrounding U.S. policy on trade and sanctions, as well as broader global conflicts impacting commodity markets;

•	ongoing trade uncertainty, as shifting global supply chains and discussions on tariffs and trade policies influence the region’s export dynamics; and

•	deteriorating fiscal balances and debt sustainability concerns in several Latin American countries, driven by rising public debt levels, elevated interest costs, and increasing fiscal deficits.

Over the past three years (2024, 2023, and 2022), CAF’s loan portfolio has grown as a result of its strategy to expand its shareholder base in Central America and the Caribbean while maintaining its capitalization ratios. This expansion has been driven primarily by additional paid-in capital contributions from several existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led to loan portfolio growth of 1.0% in 2024, 9.3% in 2023, and 3.5% in 2022.

As of March 31, 2025, CAF’s loan portfolio was distributed by country as follows:

Argentina	13.6%
Ecuador	11.6%
Colombia	11.5%
Brazil	11.2%
Bolivia	8.4%
Panama	7.3%
Paraguay	7.3%
Venezuela	5.5%
Peru	4.9%
Uruguay	4.6%
México	3.9%
Trinidad & Tobago	3.8%
Chile	1.9%
El Salvador	1.5%
Costa Rica	1.3%
Dominican Republic	1.2%
Barbados	0.5%

Notwithstanding the presence of other state-sponsored development banks in the regions in which CAF operates, CAF does not expect that the growth of its loan portfolio will be materially affected by the activities of other development banks in these regions, since the financing needs of its shareholder countries exceed the current supply of lending resources. CAF believes that the activities of other development banks in the regions in which it operates are complementary to its lending operations.

Venezuela-Related Sanctions of the United States

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) administers sanctions in respect of the Government of Venezuela and certain Venezuelan-related individuals and entities, including certain Venezuelan government officials. CAF is not a U.S. Person (as defined by the laws and regulations administered by OFAC, 31 CFR Parts 500-598) and has not been sanctioned; however, the following discussion of the current sanctions administered by OFAC is included because Venezuela is a member shareholder country and minority shareholder of CAF, with which CAF has had transactional activity, including loans to Venezuela.

With regard to any individual or entity who has been added to OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”) under Venezuela-related sanctions, U.S. persons may not make to such listed persons, or receive from such listed persons, any contribution or provision of funds, goods, or services, or otherwise deal in property or interests in property of such persons. The OFAC-administered sanctions also prohibit, among other things and with certain limited exceptions:

•

transactions by a U.S. person or within the United States relating to new debt with a maturity greater than 30 days or new equity of the Government of Venezuela, bonds issued by the Government of Venezuela prior to August 25, 2017, and dividend payments or other distributions of profits to the Government of Venezuela from its controlled entities, and

•	direct or indirect purchases by a U.S. person or within the United States of securities from the Government of Venezuela (other than new debt with a maturity of 30 days or less).

For purposes of these sanctions, certain amendments to outstanding debt of the Government of Venezuela, such as an extension of the maturity date, could be considered a “new debt” or other prohibited extension of credit. Unless otherwise specified, CAF will use the net proceeds of securities issued under the Registration Statement to fund its lending operations. CAF will not earmark the proceeds of particular issuances of securities to fund specific loan commitments or purchase specific investments. Accordingly, CAF believes that purchasers of securities will not acquire a direct or indirect interest in CAF’s loans to Venezuela, or any other specific assets of CAF, for purposes of the OFAC sanctions.

Although Venezuela is a member shareholder country and minority shareholder of CAF and two Venezuelan nationals designated by Venezuela serve as directors on the Board of Directors of CAF, neither the Government of Venezuela nor any member of the Board of Directors (whether or not a Venezuelan national) exercises control over CAF, has any operational or management role in CAF, or has any authority to negotiate on behalf of CAF or make binding commitments on behalf of CAF. In addition, CAF has implemented a robust business continuity plan that allows all of CAF’s operations to be conducted simultaneously from multiple country offices, which CAF believes ensures operational resilience in the event of unexpected disruptions in any specific location, including CAF’s office in Caracas.

Although CAF generally is not required to comply with the OFAC sanctions outlined above because CAF is not a U.S. person and does not generally operate in or from the United States, CAF also transacts in the ordinary course with various commercial counterparties in the United States that are required to comply with OFAC sanctions. Some of these U.S. counterparties may serve as correspondent banks or as other intermediaries with potential involvement in funds flows in respect of CAF’s loan operations, including CAF’s loans to the Government of Venezuela, and to the extent that they are so involved, would be required to comply with the Venezuela-related sanctions of the United States. In addition, U.S. persons may purchase CAF’s debt securities. CAF has been monitoring and will continue to monitor OFAC sanctions and restrictions thereunder as applied to U.S. persons, as well as potential sanctions that may be imposed by authorities in other jurisdictions in the future, including the European Union and the United Kingdom, insofar as such sanctions and restrictions may have an effect on CAF’s business and operations.

The OFAC sanctions on Venezuela, and any additional sanctions that may be imposed in the future, could make it more difficult for Venezuela to service or renegotiate its outstanding debt, including its outstanding loans from CAF.

In light of the November 2017 downgrade in Venezuela’s long-term foreign ratings by Standard & Poor’s and Fitch, to selective default from CC and to restricted default from C, respectively, CAF increased its provisions for loan losses with respect to loans made to Venezuela to USD 28.3 million as of March 31, 2019 from the USD 19.8 million reported in September 2017. The provision for loan losses for Venezuela as of each of March 31, 2025, and March 31, 2024, was USD 52.9 million and USD 0.0 million, respectively. See Note 5t to CAF’s unaudited financial statements included elsewhere in this post-effective amendment for further information regarding allowance for loan loss calculations.

On December 14, 2018, CAF granted to the Central Bank of Venezuela a credit facility in a total amount of USD 500.0 million. As of December 31, 2019, the credit facility was disbursed in full.

On January 25, 2019, President Trump signed an Executive Order amending prior economic sanctions targeting the Maduro government, and on January 28, 2019, Petróleos de Venezuela S.A. (“PDVSA”) and certain of its affiliates were designated under Executive Order 13850 and added to the SDN List.

CAF does not have direct lending relationships with PDVSA or its subsidiaries. The sanctions on PDVSA and its affiliates, however, may adversely affect the ability of the Maduro government to receive payment for PDVSA’s production and sale of oil and related products and may therefore adversely affect macroeconomic conditions in Venezuela. As a result, Venezuela may find it more difficult to service its outstanding debt, including its outstanding loans from CAF.

On March 22, 2019, OFAC designated the Economic and Social Development Bank of Venezuela (“BANDES”) under Executive Order 13850 for operating in the financial sector of the Venezuelan economy and added it to the SDN List. As a result of that designation, all property and interests in property of BANDES, including any entity that is owned, directly or indirectly, 50% or more by BANDES, located in the United States or in the possession or control of U.S. persons, are blocked and must be reported to OFAC by persons subject to OFAC jurisdiction. As of March 31, 2025, BANDES holds Series “B” shares of CAF and holds approximately 0.0043% of CAF’s equity. The designation of BANDES therefore does not extend to CAF. Moreover, CAF is not a U.S. person and, therefore, the current sanctions regulations do not prevent CAF from engaging in transactions or dealings with BANDES that occur outside of U.S. jurisdiction. CAF continues to maintain a control framework aimed at verifying its counterparties against OFAC’s SDN List and other applicable sanctions lists.

On April 17, 2019, OFAC designated the Central Bank of Venezuela under Executive Order 13850 for operating in the financial sector of the Venezuelan economy and added it to the SDN List. At the same time, OFAC issued General License 20, which authorizes certain transactions and activities that are for the official business of certain international organizations, including CAF. OFAC has since issued the Venezuela Sanctions Regulations, 31 CFR part 591 (“VSR”), and has included an authorization for the conduct of the official business of CAF and other international organizations and entities, at 31 CFR § 591.510 (Official business of certain international organizations and entities). This provision of the VSR authorizes CAF to conduct transactions and activities involving the Central Bank of Venezuela to the extent they are subject to U.S. jurisdiction and are for CAF’s official business, subject to the terms of the authorization. Accordingly, the designation of the Central Bank of Venezuela has not had a material impact on CAF or its relationship with the Central Bank of Venezuela.

On August 5, 2019, President Donald Trump signed Executive Order 13884, which blocks all property and interests in property of the Government of Venezuela that are in or come within the United States or the possession or control of a U.S. person. For purposes of the Executive Order, the term “Government of Venezuela” is defined to include, among others, any person who has acted or purported to act directly or indirectly for or on behalf of the Government of Venezuela or of any political subdivision, agency, or instrumentality thereof, including the Central Bank of Venezuela. The CAF directors appointed by Venezuela as a Series “A” shareholders and by BANDES as a Series “B” shareholders may be considered to fall within the definition of “Government of Venezuela” in the Executive Order. The authorization at 31 CFR § 591.510 of the VSR (Official business of certain international organizations and entities), however, by its terms does not authorize transactions or dealings with any person other than the Central Bank of Venezuela whose property and interests in property are blocked under Executive Order 13850. Nevertheless, CAF has not observed any material adverse effects on CAF following the issuance of Executive Order 13884. CAF does not anticipate that the blocking of the Government of Venezuela will have a material adverse effect on CAF in the future.

When appropriate, CAF consults with OFAC regarding its activities related to Venezuela and believes that CAF is in compliance with U.S. sanctions, to the extent CAF is subject to U.S. jurisdiction. CAF understands that any repurchase of securities of Venezuela under the Program (as defined below) should not be affected by sanctions or risk direct or indirect violations of sanctions. Should the repurchase of shares of Venezuela under the Program be considered subject to U.S. jurisdiction, CAF believes that the authorization at 31 CFR §591.510 of the VSR (Official business of certain international organizations and entities) may be available to authorize such activity. CAF has also implemented measures to segregate its U.S. Dollar treasury, including funds from the offering, from funds used for distributions to Venezuela, which distributions are made only in non-U.S. currencies. CAF does not source any funds for distribution to Venezuela through any transactions involving U.S. persons, so CAF does not believe that the purchasers of the securities that may be offered by CAF under the Registration Statement and the applicable prospectus supplement face the risk of violating U.S. sanctions as a result of such purchases. CAF has not observed any material adverse effects on CAF following the issuance of Executive Order 13884. CAF does not anticipate that the blocking of the Government of Venezuela will have a material adverse effect on CAF in the future.

Venezuela Loan Portfolio

On March 31, 2020, following formal approval by CAF’s shareholders’ assembly, CAF implemented the Support Program for Liquidity Management in Exceptional Situations (the “Program”). The Program allowed CAF to repurchase the shares of a shareholder country that fulfilled the requirements and to apply the proceeds to that country’s outstanding loans that were already due or overdue. The time frame to apply to the Program was six months. The only shareholder country that met the necessary requirements to apply to the Program was Venezuela. As part of the Program, Venezuela maintained its representation on CAF’s board of directors but was not allowed to have any new loans approved. Since the inception of the Program through July 4, 2024, CAF repurchased a total of 168,573 shares totaling USD 2,393.7 million (USD 842.9 million of paid-in capital and USD 1,550.9 million of additional paid-in capital) and applied this amount to repay due and overdue amounts of principal, interest, and fees. As a result of the Program, Venezuela was current with its loans with CAF until the majority of its Series “B” shares were depleted on July 4, 2024, and the Program was completed. Currently, Venezuela has 105 Series “B” shares and its Series “A” share.

As of December 31, 2024, the total amount of delayed payments for operations in Venezuela amounted to USD 287.7 million, including interest. In accordance with CAF’s policies, a loan is considered to be in non-accrual status when a payment is more than 180 days overdue in the case of public sector loans. As of December 31, 2024, all outstanding loans with Venezuela, amounting to USD 1,939.3 million were placed in non-accrual status. Uncollected interests and commissions amounting to USD 92.2 million were reversed, and the related individually assessed allowance for credit losses was USD 52.9 million.

As of March 31, 2025, the total amount of delayed payments for operations in Venezuela amounted to USD 359.7 million, including interest. Not collected interests and commissions amounted to USD 29.7 million, and the related individually assessed allowance for credit losses was USD 52.9 million. Additionally, as of March 31, 2025, overdue interests amount to USD 4.0 million. CAF has not approved any new loans to Venezuela since 2018.

CAF expects to collect all amounts due, including interest and fees. Venezuela is one of the founding shareholders of CAF and has reiterated its commitment and its intention to undertake payments. CAF’s management monitors its credit exposure periodically.

Critical Accounting Policies

General

The financial statements of CAF are prepared in accordance with U.S. GAAP, which requires it in some cases to use estimates and assumptions that may affect its reported results and disclosures. CAF describes its significant accounting policies in Note 2 to its unaudited financial statements included elsewhere in this post-effective amendment. Some of the more significant accounting policies CAF uses to present its financial results involve the use of accounting estimates that CAF considers to be critical because they require (1) significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on CAF’s reported results of operations or financial condition. Specifically, the estimates CAF uses to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of CAF’s financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this post-effective amendment, CAF has not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Statements of Income

Interest Income

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s interest income was USD 842.6 million, representing a decrease of USD 42.8 million, or 4.8%, compared to interest income of USD 885.4 million for the corresponding period in 2024. This decrease was primarily driven by a reduction in interest income from loans, which fell by USD 96.3 million, or 15.1%, mainly due to lower interest rates. Interest rates charged on loans accruing interest based on the six-month Term SOFR and the spread differential were lower in the first three months of 2025 compared to the corresponding period in 2024, averaging 4.24% and 5.20%, respectively.

Interest Expense

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s interest expense was USD 578.0 million, representing a decrease of USD 48.5 million, or 7.7%, compared to interest expense of USD 626.5 million for the corresponding period in 2024. This decrease was primarily driven by a reduction in interest expenses on commercial papers (USD 19.4 million), bonds (USD 17.6 million), and borrowings from other financial institutions (USD 5.5 million), compared to the corresponding period in 2024. Average market interest rates were lower during the first three months of 2025, with the six-month Term SOFR averaging 4.24%, compared to 5.20% in the corresponding period of 2024.

Net Interest Income

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s net interest income was USD 264.6 million, representing an increase of USD 5.7 million, or 2.2%, compared to net interest income of USD 258.9 million for the corresponding period in 2024. This slight increase was because, although both interest income and interest expense declined due to lower average market interest rates, the decline in interest expense (7.7%) was greater than the decline in interest income (4.8%). The net interest income margin was 1.92% for the three-month period ended March 31, 2025, as compared to 2.05% for the corresponding period in 2024.

Credit for Loan Losses

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF recorded a credit for loan losses of USD 17.6 million, compared to a credit for loan losses of USD 6.3 million for the corresponding period in 2024. This credit for loan losses was mainly due to recoveries on non-accrual loans during the period.

Non-Interest Income

CAF’s non-interest income consists mainly of other commissions, dividends arising from equity investments not accounted for using the equity method, its corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s non-interest income was USD 6.0 million, representing a decrease of USD 1.2 million, or 16.7%, compared to non-interest income of USD 7.2 million for the corresponding period in 2024. This decrease was primarily due to a reduction in other income, which fell from USD 6.4 million in the prior period to USD 4.6 million, mainly due to foreign exchange differentials. This effect was partially offset by an increase in dividends from equity investments of USD 0.9 million.

Non-Interest Expenses

CAF’s non-interest expenses consist mainly of administrative expenses, which include salaries and employee benefits, business expenses, telecommunications and technology, depreciation and amortization, logistics and infrastructure, and other expenses.

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s non-interest expenses were USD 68.8 million, representing an increase of USD 4.4 million, or 6.8%, compared to non-interest expenses of USD 64.4 million for the corresponding period in 2024. This increase was due to an increase in other expenses and administrative expenses. Other expenses were USD 6.3 million for the three-month period ended March 31, 2025, representing an increase of USD 1.2 million, or 23.5%, compared to USD 5.1 million for the corresponding period in 2024. This increase was primarily due to unrealized changes in the valuation of equity investments. Administrative expenses totaled USD 62.6 million for the period ended March 31, 2025, compared to USD 59.4 million for the corresponding period in 2024, representing an increase of USD 3.2 million, or 5.4%, mainly due to higher business operating expenses.

Income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds was USD 219.4 million, representing an increase of USD 11.4 million, or 5.5%, compared to an income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds of USD 208.0 million for the corresponding period in 2024. This slight increase was primarily driven by lower interest expense.

Unrealized changes in fair value related to other financial instruments

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s unrealized changes in fair value related to other financial instruments resulted in a loss of USD 14.0 million, compared with a gain of USD 2.8 million for the corresponding period in 2024. This change was mainly driven by a net loss of USD 12.6 million in the fair value of U.S. Treasury futures, forwards, and U.S. Treasury notes, compared to a net gain of USD 4.0 million in the corresponding period of 2024.

Net Income

Three Months Ended March 31, 2025 and 2024. For the three-month period ended March 31, 2025, CAF’s net income was USD 155.3 million, representing a decrease of USD 19.8 million, or 11.3%, compared to net income of USD 175.1 million for the corresponding period in 2024. This decrease was mainly due to unrealized changes in the fair value of other financial instruments, which resulted in a net loss of USD 14.0 million for the three-month period ended March 31, 2025, compared to a net gain of USD 2.8 million in the corresponding period of 2024. Additionally, contributions to Shareholders’ Special Funds were 40.1% higher, totaling USD 50.0 million in the three-month period ended March 31, 2025, compared to USD 35.7 million in the corresponding period of 2024.

Balance Sheet

Assets

March 31, 2025. As of March 31, 2025, CAF’s total assets were USD 59.8 billion, representing an increase of USD 3.3 billion, or 5.8%, compared to total assets of USD 56.5 billion as of December 31, 2024. The increase in total assets was due to a USD 1.4 billion, or 4.2%, growth in net loans compared to December 31, 2024, along with an increase in liquidity assets, specifically: marketable securities – trading, which grew by USD 1.4 billion, or 10.2%; cash and due from banks, and deposits with banks, which grew by 13.9%; and other investments, which rose by 55.6%. These increases in liquidity assets are mainly explained by USD deposits with banks maturing in more than 90 days.

Liabilities

March 31, 2025. As of March 31, 2025, CAF’s total liabilities were USD 43.6 billion, representing an increase of USD 3.1 billion, or 7.7%, compared to total liabilities of USD 40.5 billion as of December 31, 2024. The increase in liabilities was primarily due to an increase in the outstanding amount of bonds, which grew by 10.2% compared to December 31, 2024.

Shareholders’ Equity

March 31, 2025. As of March 31, 2025, CAF’s total shareholders’ equity was USD 16.3 billion, representing an increase of USD 0.3 billion, or 1.9%, compared to total shareholders’ equity of USD 16.0 billion as of December 31, 2024. The slight increase in CAF’s total shareholders’ equity was mainly due to an increase in reserves.

Asset Quality

Overdue Loans

March 31, 2025. As of March 31, 2025, there were no loans in overdue status (not including non-accrual loans in overdue status).

Impaired Loans and Non-accrual Loans

March 31, 2025. As of March 31, 2025, the total principal amount of CAF’s impaired loans was USD 1,939.3 million, or 5.51%, of the total loan portfolio. This represents CAF’s total loan exposure to Venezuela, all of which is classified as public sector and is currently under non-accrual status. The related individually assessed allowance for credit losses is USD 52.9 million. CAF considers a loan to be impaired when it is in non-accrual status.

Restructured Loans

March 31, 2025. As of March 31, 2025, there were no new restructured loans.

Loan Write-offs and Recoveries

March 31, 2025. As of March 31, 2025, there were recoveries for USD 14.8 million (non-sovereign) and no loans were written-off.

Liquidity

CAF’s liquidity policy requires it to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

CAF’s investment policy requires that at least 90% of CAF’s liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization. The remaining portion of CAF’s liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally recognized statistical rating organization. CAF’s investment policy emphasizes security and liquidity over yield.

As of March 31, 2025, CAF’s liquid assets consisted of USD 20.6 billion in cash due from banks, deposits with banks, marketable securities and trading and other investments, of which 96.0% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 27.0% of CAF’s liquid assets were invested in U.S. Treasury Notes, 25.3% in time deposits in financial institutions, 17.8% in commercial paper, 12.7% in certificates of deposit, 10.5% in corporate and financial institutions bonds, and 6.7% in other instruments, including deposits in cash.

As of December 31, 2024, CAF’s liquid assets consisted of USD 18.1 billion in cash due from banks, deposits with banks, marketable securities and trading and other investments, of which 94.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 32.7% of CAF’s liquid assets were invested in U.S. Treasury Notes, 22.5% in time deposits in financial institutions, 14.1% in commercial paper, 12.5% in corporate and financial institutions bonds, 11.1% in certificates of deposit, and 7.1% in other instruments, including deposits in cash.

As of March 31, 2025, CAF’s liquid assets were distributed by country as follows:

United States	39.6%
Supranationals(1)(2)	13.1%
Japan	6.7%
Chile	5.4%
Switzerland	4.8%
Germany	4.6%
Saudi Arabia	4.0%
Qatar	3.1%
China	3.0%
United Arab Emirates	3.0%
Kuwait	2.6%
United Kingdom	1.7%
Luxembourg	1.5%
Canada	1.3%
Ireland	1.0%
France	0.9%
Others	3.7%

(1)	Entities formed by multiple countries that operate beyond national boundaries with their own legal framework.
(2)

African Development Bank, Asian Development Bank, Bank for International Settlements, Central American Bank for Economic Integration, Foreign Trade Bank of Latin America, International Bank for Reconstruction and Development, Latin American Reserve Fund, and New Development Bank.

As of December 31, 2024, CAF’s liquid assets were distributed by country as follows:

United States	47.8%
Supranationals(1)(2)	10.2%
Japan	5.4%
Qatar	4.6%
Germany	4.5%
Switzerland	4.1%
Chile	3.9%
United Arab Emirates	3.9%
France	2.8%
China	2.5%
Canada	1.6%
South Korea	1.6%
Kuwait	1.5%
Saudi Arabia	1.2%
Spain	1.1%
United Kingdom	0.7%
Others	2.6%

(1)	Entities formed by multiple countries that operate beyond national boundaries with their own legal framework.
(2)

African Development Bank, Asian Development Bank, Bank for International Settlements, Central American Bank for Economic Integration, Foreign Trade Bank of Latin America, International Bank for Reconstruction and Development, Latin American Reserve Fund, and New Development Bank.

Commitments and Contingencies

CAF enters into commitments and contingencies in the normal course of business to facilitate its business and objectives. Commitments and contingencies include:

•	credit agreements subscribed and pending loan disbursements;

•	lines and letters of credit for foreign trade;

•	equity investment agreements subscribed; and

•	partial credit guarantees.

See Note 17 to CAF’s unaudited financial statements included elsewhere in this post-effective amendment.

Strategy and Capital Resources

CAF’s business strategy is to provide financing for projects, trade, and investment in the shareholder countries. Management expects CAF’s assets to grow in the future, which will increase its need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, CAF’s management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of CAF’s equity will continue to be held by full member shareholder countries, CAF intends to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure.”

CAF intends to continue its programs to foster sustainable growth within the shareholder countries, and to increase its support for the private sector within their markets, either directly or through financial intermediaries.

PART II

Independent Auditor’s Review Report

To the Board of Directors and Shareholders of

Corporación Andina de Fomento

Results of Review of Interim Financial Information

We have reviewed the accompanying condensed interim balance sheet of Corporación Andina de Fomento (CAF) as of March 31, 2025, and the related condensed interim statements of income, shareholders’ equity and cash flows for the three-month periods ended March 31, 2025 and 2024, and the related notes (collectively referred to as the “interim financial information”).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of CAF and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Responsibilities of Management for the Interim Financial Information

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Condensed Balance Sheet as of December 31, 2024

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet as of December 31, 2024, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated February 10, 2025. In our opinion, the accompanying condensed balance sheet of CAF as of December 31, 2024, is consistent, in all material respects, with the audited financial statements from which it has been derived.

Restriction on Use

Our report is intended solely for the information and use of CAF management, Board of Directors and Shareholders, and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte

May 20, 2025

Caracas, Venezuela

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Balance Sheet

As of March 31, 2025 and December 31, 2024

(In thousands of U.S. dollars)

	NOTES	2025	2024
ASSETS
Cash and due from banks		119,228	233,196
Deposits with banks		3,988,365	3,369,941

Cash and due from banks and deposits with banks		4,107,593	3,603,137

Marketable securities - trading	3 and 15	15,082,742	13,672,716
Other investments	4	1,385,693	873,792
Loans (US$ 3,051,797 and US$ 3,003,195 at fair value as of March 31, 2025 and December 31, 2024, respectively)	5 and 15	35,264,101	33,835,802
Less loan commissions, net of origination costs		178,768	175,371
Less allowance for loan losses	5	81,946	84,757

Loans, net		35,003,387	33,575,674

Accrued interest and commissions receivable:
Loans		525,896	438,237
Others		531,819	569,565

		1,057,715	1,007,802
Derivative financial instruments	14 and 15	784,511	535,457
Equity investments		399,332	399,765
Property and equipment, net		104,377	100,081
Other assets	6	1,898,399	2,691,529

TOTAL		59,823,749	56,459,953

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits	7 and 15	3,627,654	3,497,338
Commercial papers	8	4,153,564	3,249,108
Borrowings from other financial institutions (US$ 537,246 and US$ 562,522 at fair value as of March 31, 2025 and December 31, 2024, respectively), net	9 and 15	2,168,378	2,124,547
Bonds (US$ 30,033,159 and US$ 27,250,667 at fair value as of March 31, 2025 and December 31, 2024, respectively), net	10 and 15	30,164,068	27,396,412
Accrued interest payable		859,557	1,011,611
Derivative financial instruments	14 and 15	2,167,903	2,936,482
Accrued expenses and other liabilities	11	415,705	255,082

Total liabilities		43,556,829	40,470,580

SHAREHOLDERS’ EQUITY:
Subscribed capital		10,052,175	10,010,895
Less callable capital portion		1,855,660	1,819,660
Less capital subscriptions receivable		2,327,935	2,365,685

Paid-in capital		5,868,580	5,825,550

Additional paid-in capital		4,875,516	4,796,340
Reserves		5,367,483	4,750,983
Retained earnings		155,341	616,500

Total shareholders’ equity		16,266,920	15,989,373

TOTAL		59,823,749	56,459,953

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Income

For the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

	NOTES	2025	2024
Interest income:
Loans		539,528	635,823
Investments and deposits with banks	3 and 4	291,590	234,077
Loan commissions		11,445	15,481

Total interest income		842,563	885,381

Interest expense:
Bonds		454,524	472,079
Deposits		46,275	48,858
Commercial papers		43,558	63,042
Borrowings from other financial institutions		30,639	36,131
Commissions		2,998	6,354

Total interest expense		577,994	626,464

Net interest income		264,569	258,917
Credit for loan losses	5	(17,617)	(6,304)

Net interest income, after credit for loan losses		282,186	265,221

Non-interest income:
Dividends from equity investments		1,003	113
Other commissions		390	647
Other income		4,612	6,405

Total non-interest income		6,005	7,165

Non-interest expenses:
Administrative expenses	18	62,584	59,371
Other expenses	5	6,251	5,059

Total non-interest expenses		68,835	64,430

Income before unrealized changes in fair value related to other financial instruments and contributions to Shareholders’ Special Funds		219,356	207,956
Unrealized changes in fair value related to other financial instruments	16	(14,015)	2,828

Income before contributions to Shareholders’ Special Funds, net		205,341	210,784
Contributions to Shareholders’ Special Funds	12	50,000	35,673

Net income		155,341	175,111

See accompanying notes to Unaudited Condensed Interim Financial Information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Shareholders’ Equity

For the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

	NOTE	Paid-in capital	paid-in capital	General reserve	the Constitutive Agreement	Total reserves	Retained earnings	shareholders’ equity
BALANCES AS OF DECEMBER 31, 2023		5,598,310	4,380,427	3,341,342	599,593	3,940,935	810,048	14,729,720
Capital increase		104,235	191,792	—	—	—	—	296,027
Capital decrease due to shares’ repurchase	5	(31,925)	(58,742)	—	—	—	—	(90,667)
Net income		—	—	—	—	—	175,111	175,111
Appropriated for general reserve		—	—	728,548	—	728,548	(728,548)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	81,500	81,500	(81,500)	—

BALANCES AS OF MARCH 31, 2024		5,670,620	4,513,477	4,069,890	681,093	4,750,983	175,111	15,110,191
BALANCES AS OF DECEMBER 31, 2024		5,825,550	4,796,340	4,069,890	681,093	4,750,983	616,500	15,989,373
Capital increase		43,030	79,176	—	—	—	—	122,206
Net income		—	—	—	—	—	155,341	155,341
Appropriated for general reserve		—	—	554,500	—	554,500	(554,500)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	62,000	62,000	(62,000)	—

BALANCES AS OF MARCH 31, 2025		5,868,580	4,875,516	4,624,390	743,093	5,367,483	155,341	16,266,920

See accompanying notes to Unaudited Condensed Interim Financial Information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

	NOTES	2025	2024
OPERATING ACTIVITIES:
Net income		155,341	175,111
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized loss (gain) on marketable securities - trading		1,913	(16,307)
Loan commissions, net of amortization of origination costs		(4,403)	(4,370)
Credit for loan losses	5	(17,617)	(6,304)
Impairment charge for equity investments		5	36
Unrealized changes in fair value related to equity investment		3,604	(5,227)
Equity in earnings of investees		229	(5)
Amortization of deferred charges		1,825	1,692
Depreciation of property and equipment		1,922	1,887
Provision for employees’ severance benefits		5,808	5,176
Provision for employees’ savings plan		142	143
Unrealized changes in fair value related to other financial instruments	16	14,015	(2,828)
Net changes in operating assets and liabilities:
Marketable securities - trading, net		(1,395,615)	(1,976,928)
Accrued interest and commissions receivable		(49,913)	(136,283)
Other assets		(2,845)	(2,645)
Accrued interest payable		(152,054)	(36,963)
Severance benefits paid or advanced		(422)	(1,871)
Employees’ savings plan paid or advanced		(451)	323
Accrued expenses and other liabilities		42,923	21,117

Total adjustments and net changes in operating assets and liabilities		(1,550,934)	(2,159,357)

Net cash used in operating activities		(1,395,593)	(1,984,246)

INVESTING ACTIVITIES:
Purchases of other investments	4	(911,311)	(2,958,234)
Maturities of other investments	4	399,410	1,917,959
Loan origination and principal collections, net	5	(1,333,487)	287,057
Equity investments, net		(3,405)	6,513
Property and equipment, net		(6,218)	(136)

Net cash used in investing activities		(1,855,011)	(746,841)

FINANCING ACTIVITIES:
Net increase (decrease) in deposits	7	130,316	(1,254,551)
Proceeds from commercial papers	8	4,463,311	7,499,469
Repayment of commercial papers	8	(3,558,855)	(7,458,010)
Net increase (decrease) in derivative-related collateral		880,191	(345,975)
Proceeds from issuance of bonds	10	3,238,516	4,116,112
Repayment of bonds	10	(1,547,899)	(1,571,567)
Proceeds from borrowings from other financial institutions	9	281,039	122,277
Repayment of borrowings from other financial institutions	9	(253,764)	(70,013)
Proceeds from issuance of shares		122,205	296,027

Net cash provided by financing activities		3,755,060	1,333,769

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS		504,456	(1,397,318)
CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS AT BEGINNING OF THE PERIOD		3,603,137	5,034,530

CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS AT END OF THE PERIOD		4,107,593	3,637,212

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period		737,746	650,079

NONCASH FINANCING ACTIVITIES:
Principal collections - Loans	5	—	90,667

Capital decrease	5	—	(90,667)

Change in derivative instruments assets		(249,054)	226,989

Change in derivative instruments liabilities		(768,579)	235,007

See accompanying notes to Unaudited Condensed Interim Financial Information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970 and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” shareholder countries are: Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, El Salvador, Honduras, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” shareholder countries are: Antigua and Barbuda, Bahamas, Barbados, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 Commercial banks which are Series “B” shareholders.

CAF is headquartered in Caracas, Venezuela and has offices in Asuncion, Paraguay; Bogota, Colombia; Brasilia and Sao Paulo, Brazil; Buenos Aires, Argentina; Mexico City, Mexico; Panama City, Panama;La Paz, Bolivia; Lima, Peru; Madrid, Spain; Montevideo, Uruguay; Port of Spain, Trinidad and Tobago; Quito, Ecuador; San Salvador, El Salvador; Santiago de Chile, Chile and Santo Domingo, Dominican Republic.

CAF is a development bank committed to supporting the countries of Latin America and the Caribbean and improving the quality of life in the region. Our actions promote sustainable development and regional integration. We serve the public and private sectors, through credit, non-refundable resources, and supports in the technical and financial structuring of projects to a broad client base of 22 countries, private companies, and financial institutions.

CAF offers financial and related services to the governments of its shareholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertakefeasibility studies for investment opportunities in shareholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF’s policies and strategies.

CAF raises funds to finance its operations from sources both within and outside its shareholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial statement presentation –The condensed interim financial information as of March 31, 2025, and December 31, 2024, and for the three-month periods ended March 31, 2025 and 2024 is unaudited and has been prepared, in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such condensed interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three-month period ended March 31, 2025 are not necessarily an indication of the results to be expected for the full year 2025.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements as of and for the years ended December 31, 2024 and 2023 and the notes thereto (“audited financial statements”).

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

For a detailed discussion about CAF’s significant accounting policies refer to Note 2 of the audited financial statements,

Recent accounting pronouncements –

Recently adopted accounting pronouncements

ASU 2024-03, Expense Disaggregation Disclosures

On November 4, 2024, the FASB issued ASU 2024-03 which requires the disclosure of income statement expenses, for public business entities, specified information about costs and expenses. The ASU requires disaggregation of certain expenses into specified categories in disclosures within the footnotes to the financial statements. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, for all public business entities. CAF early adopted this ASU.

Accounting pronouncements pending adoption

ASU 2023-06, Disclosure Improvements

On October 9, 2023, the FASB issued ASU 2023-06, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification(the “Codification”). The ASU was issued in response to the Security Exchange Commission (SEC) Disclosure Update and Simplification Initiative that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. CAF will not early adopt this ASU and estimates it will not have material effects in the financial statements. For all entities within the scope of the affected Codification subtopics, if byJune 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the associated amendment will be removed from the Codification and will not become effective for any entities.

ASU 2024-04, Debt with Conversion and Other Options

On November 26, 2024, the FASB issued ASU 2024-04 to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for (a) convertible debt instruments with cash conversion features and (b) debt instruments that are not currently convertible. This Update is effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. The adoption of this ASU will not have material effects in the CAF’s financial statements.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

3.	MARKETABLE SECURITIES - TRADING

A summary of trading securities follows:

	March 31, 2025		December 31, 2024
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. securities(1)	5,553,781	0.94	5,916,834	0.69

Non-U.S. governments and government entities bonds	198,064	3.79	324,895	2.46

Financial institutions and corporate securities:
Commercial paper	3,658,836	0.24	2,417,869	0.30
Certificates of deposits(2)	2,592,646	0.31	1,995,211	0.31
Bonds	2,094,947	2.35	2,197,129	2.28
Collateralized mortgage obligation	418,315	4.55	409,345	4.68
Liquidity funds(3)	460,363	—	307,422	—
Exchange-traded fund(4)	105,790	—	104,011	—

	9,330,897	0.96	7,430,987	1.15

	15,082,742	0.95	13,672,716	0.98

(1)	U.S. securities include Treasury Notes and U.S. Treasury Bills.
(2)

Each certificate of deposit bears a maturity date and specified fixed interest rate. It also is held through The Depository Trust Company and has a CUSIP number, which is a code that identifies a financial security and facilitates trading.

(3)	The liquidity funds are comprised of short-term (less than one year) securities representing high-quality liquid debt and monetary instruments.
(4)	The exchange-traded fund (ETF) is a type of pooled investment security that holds multiple underlying assets.

The fair value of marketable securities includes net unrealized gains of US$ 93,288 and US$ 95,201 as of March 31, 2025 and December 31, 2024, respectively.

For the three-month periods ended March 31, 2025 and 2024, Interest income - Investments and deposits with banks includes interest income for US$ 157,970 and US$ 173,103, respectively, and gain on the mark-to-market valuations for US$ 129,604 and US$ 63,765, respectively. The fluctuation in Interest income - Investments and deposits with banks is mainly due to the decrease in the Federal Reserve System’s (FED) benchmark interest rates since September 2024.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

CAF places its short-term (less than one year) investments mainly in high grade financial institutions and corporate securities. CAF has conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits as to credit ratings, limits as to duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. As of March 31, 2025 and December 31, 2024, CAF does not have any significant concentrations of credit risk according to its investment guidelines. Non-U.S. dollar-denominated securities included in marketable securities amounted to the equivalent of US$ 472,828 and US$ 421,568 as of March 31, 2025 and December 31, 2024, respectively.

Maturity of marketable securities are as follows:

	March 31, 2025	December 31, 2024
No maturities(1)	566,154	411,433
Less than one year	9,759,869	8,417,721
Between one and two years	3,069,911	3,158,912
Between two and three years	731,766	667,831
Between three and four years	374,478	421,572
Between four and five years	235,980	246,651
Over five years	344,584	348,596

	15,082,742	13,672,716

(1)	Includes liquidity funds and ETFs.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

4.	OTHER INVESTMENTS

Other investments are as follows:

	March 31, 2025	December 31, 2024
Deposits with banks due more than 90 days U.S. dollars	1,220,426	712,598
Special drawing rights	165,267	161,194

	1,385,693	873,792

The interest rates on deposits with banks ranged from 4.14% to 5.42% as of March 31, 2025 and from 4.14% to 5.62% as of December 31, 2024.

Since February 2023, CAF was named authorized holder by the IMF allowing it hold and exchange SDR only with authorized holders. SDR holdings earn interest which is determined on weekly basis. The interest rate for the three-month periods ended March 31, 2025 and 2024 is 3.10% and 4.11%, respectively.

For the three-month periods ended March 31, 2025 and 2024, Interest income - Investments and deposits with banks includes interest income for US$ 1,269 and US$ 2,235, respectively, and gain in currency exposure for US$ 2,747 and loss for US$ 5,026, respectively, related to SDR investments.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

5.	LOANS

Loans mainly include loans with Series “A” and “B” shareholder countries, or private institutions or companies domiciled in those countries. Loans by are summarized as follows:

	March 31, 2025	December 31, 2024
Shareholder country:
Argentina	4,833,956	4,874,550
Barbados	185,544	187,925
Bolivia	2,962,154	2,780,434
Brazil	3,977,017	3,217,994
Chile	683,767	408,698
Colombia	4,061,858	4,060,435
Costa Rica	465,688	485,505
Dominican Republic	437,333	445,937
Ecuador	4,116,321	4,230,310
El Salvador	541,704	469,083
Mexico	1,362,500	1,062,500
Panama	2,569,591	2,630,681
Paraguay	2,576,385	2,488,370
Peru	1,737,485	1,751,423
Trinidad and Tobago	1,350,213	1,372,221
Uruguay	1,626,509	1,624,725
Venezuela	1,939,316	1,939,316

Total	35,427,341	34,030,107
Fair value adjustments	(163,240)	(194,305)

	35,264,101	33,835,802

Fair value adjustments of loans represent mainly adjustments to the amount of loans for which the fair value option is elected.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

As of March 31, 2025 and December 31, 2024, loans denominated in currencies other than U.S. dollar were granted for an equivalent of US$ 1,238,535 and US$ 1,188,035, respectively, mainly in Colombian pesos, Dominican pesos, Uruguayan pesos, Brazilian reales, Swiss francs, Paraguayan guarani, Bolivian bolivianos, Chilean pesos and Japanese yen. All these loans are hedged with swaps, Borrowings from other financial institution and Bonds. As of March 31, 2025 and December 31, 2024, fixed interest rate loans amounted to US$ 3,120,396 and US$ 2,566,260, respectively.

Loans classified by sector borrowers and the weighted average yield of the loan portfolio is shown below:

	March 31, 2025		December 31, 2024
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Public sector	33,432,057	6.23	32,599,975	6.44
Private sector	1,995,284	6.21	1,430,132	6.82

	35,427,341	6.23	34,030,107	6.45

The public sector includes entities of national governments, subnational entities, public companies owned by the latter, or mixed companies controlled by the national government or subnational entities.

The private sector includes entities controlled by private investors.

Loans by industry segments are as follows:

	March 31, 2025		December 31, 2024
	Amount	%	Amount	%
Infrastructure programs	14,606,900	42	14,164,668	42
Transport, warehousing and communications	9,394,938	27	9,137,554	27
Electricity, gas and water supply	5,353,555	15	5,257,924	15
Health and social services	2,899,345	8	2,892,114	8
Financial services - Commercial banks	1,500,969	4	1,132,330	4
Financial services - Development banks	1,492,763	4	1,304,144	4
Agriculture, hunting and forestry	52,482	—	56,630	—
Others	126,389	—	84,743	—

	35,427,341	100	34,030,107	100

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

Loans mature as follows:

	March 31, 2025	December 31, 2024
Less than one year	5,615,362	5,171,261
Between one and two years	3,506,219	3,367,270
Between two and three years	3,508,607	3,533,696
Between three and four years	3,372,818	3,199,251
Between four and five years	3,252,819	3,160,217
Between five and ten years	10,677,613	10,313,580
Between ten and fifteen years	4,413,371	4,302,935
Over fifteen years	1,080,532	981,897

	35,427,341	34,030,107

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign loans, which identifies, through a standardized rating and review parameters, those risks related to credit transactions in order to determine an internal risk rating classification designed by CAF. For purpose of determining the allowance for loan losses of sovereign loans as of March 31, 2025 and December 31, 2024, rating assigned by external agencies are used.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

The credit quality of the sovereign loans used in estimating the allowance for credit losses is based on the individual long-term foreign currency debt rating applicable to the borrower countries, which is determined under the Basel Committee criteria based on the existing risk ratings of three recognized international agencies as of the date of preparation of the financial statements. The credit quality by year of origination and taking the Standard & Poor’s (S&P) rating as a reference as of March 31, 2025 and taking the Moody’s rating as a reference as of December 31, 2024 is as follows:

	Credit Rating	Year of origination					March 31,		Credit Rating	December 31,
Country		2025	2024	2023	2022	2021	Prior	2025		2024
Argentina	CCC	—	490,884	868,594	545,925	829,728	2,014,726	4,749,857	Ca	4,790,452
Barbados	B	—	—	—	—	49,143	136,401	185,544	B3	187,925
Bolivia	CCC+	260,000	24,291	60,364	614,759	350,000	1,566,406	2,875,820	Caa3	2,693,269
Brazil	BB	3,557	106,621	7,479	618,785	—	2,246,386	2,982,828	Ba1	2,855,916
Colombia	BB+	—	350,000	250,000	600,000	500,000	1,663,902	3,363,902	Baa2	3,396,563
Costa Rica	BB-	—	—	—	—	—	432,763	432,763	Ba3	450,808
Dominican Republic	BB	—	1,591	—	300,000	84,773	50,969	437,333	Ba3	445,936
Ecuador	B-	—	325,448	281,469	457,044	572,675	2,388,035	4,024,671	Caa3	4,063,659
El Salvador	B-	—	200,724	265,980	75,000	—	—	541,704	B3	469,083
Mexico	BBB	300,000	500,000	—	300,000	—	262,500	1,362,500	Baa2	1,062,500
Panama	BBB-	—	225,000	32,071	302,703	317,648	1,447,668	2,325,090	Baa3	2,367,680
Paraguay	BB+	—	191,720	191,281	362,641	253,431	1,522,290	2,521,363	Baa3	2,416,852
Peru	BBB-	—	—	500,000	169,551	548,684	372,781	1,591,016	Baa1	1,628,750
Trinidad & Tobago	BBB-	—	120,000	75,000	120,000	175,000	860,214	1,350,214	Ba2	1,372,222
Uruguay	BBB+	—	764,094	105,876	161,990	240,000	194,301	1,466,261	Baa1	1,464,076
Venezuela	NR	—	—	—	—	—	1,939,316	1,939,316	C	1,939,316

		563,557	3,300,373	2,638,114	4,628,398	3,921,082	17,098,658	32,150,182		31,605,007

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

The credit quality of the non-sovereign loan portfolio by year of origination, as represented by credit risk classification provided by S&P as of March 31, 2025 and December 31, 2024, is as follows:

	Year of origination						March 31,	December 31,
Credit Rating	2025	2024	2023	2022	2021	Prior	2025	2024
A	300,000	200,000	—	—	—	—	500,000	75,000
A-	125,000	50,000	—	—	—	48,000	223,000	448,000
BBB+	—	3,214	—	—	11,711	132,885	147,810	148,284
BBB	50,000	150,000	10,639	1,801	—	—	212,440	—
BBB-	25,000	37,500	60,000	—	—	4,175	126,675	162,366
BB+	—	282,171	—	35,958	—	186,827	504,956	114,697
BB	766,000	240,756	57,808	10,736	25,138	18,600	1,119,038	552,690
BB-	24,649	111,845	30,000	—	—	44,444	210,938	406,698
B+	—	—	—	—	—	—	—	170,596
B	—	13,750	—	—	—	—	13,750	15,000
B-	—	74,508	17,143	—	—	38,152	129,803	204,803
CCC+	2,775	2,167	—	—	—	—	4,942	2,166
CCC	—	—	43,892	—	—	16,598	60,490	64,098
CCC-	—	—	—	—	—	23,318	23,318	24,520
D	—	—	—	—	—	—	—	36,182

	1,293,424	1,165,911	219,482	48,495	36,849	512,999	3,277,160	2,425,100

The internal and external ratings have been updated as of March 31, 2025.

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	March 31, 2025	March 31, 2024
During the period CAF recorded the following transactions:
Loans written-off	—	—
Purchases of loan portfolio	—	—
Sales of loan portfolio	—	22,500

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

	March 31, 2025	December 31, 2024
CAF presented the following amounts and quality indicators as of the end of the period/year:
Non-accrual loans	1,939,316	1,975,498
Troubled debt restructured	—	—
Overdue accrual loans	—	1,701
Allowance for loan losses as a percentage of loan portfolio	0.38%	0.25%
Non-accrual loans as a percentage of loan portfolio	5.51%	5.84%
Overdue loan principal as a percentage of loan portfolio	0.00%	0.01%

No loans were restructured for the three-month period ended March 31, 2025 and for the year ended December 31, 2024.

On March 3, 2020, CAF’s Shareholders Assembly approved the Support Program for the Liquidity Management in Exceptional Situations (the “Program”). The Program allowed CAF to repurchase the shares of a shareholder country that fulfilled the requirements and applied the proceeds to that country’s outstanding loans that are already due or overdue. Pursuant to the Program, CAF notified Venezuela, that it fulfilled the requirements. The time frame to apply to the Program was for six months, however no other country met the necessary requirements. As part of the Program, Venezuela maintains its representation in the Board of Directors with no new loan approvals allowed. Since inception of the Program to July 31, 2024, CAF repurchased a total of 168,573 shares totaling US$ 2,393,737 and applied that amount to repay due and overdue amounts of principal and interest and reducing the amount of paid-in capital and additional paid-in capital for US$ 842,865 and US$ 1,550,872, respectively. The Program was completed in July 2024. Currently, Venezuela holds 105 Series “B” shares and its Series “A” share.

As of December 31, 2024, the total amount of delayed payments for operations in Venezuela amounted to US$ 287,682, including interests. In accordance with CAF’s policies, a loan is considered to be innon-accrual status when a payment is more than 180 days overdue in the case of public sector loans. As of March 31, 2025 and December 31, 2024, all outstanding loans with Venezuela amounting to US$ 1,939,316 were placed in non-accrual status.

As of December 31, 2024, not collected Interests and Commissions amounted to US$ 92,248 were reversed, and the related individually assessed allowance for credit losses was US$ 52,860.

As of March 31, 2025, the total amount of delayed payments for operations in Venezuela amounted toUS$ 359,689, including interests. Not collected Interests and Commissions amounted to US$ 29,681,and the related individually assessed allowance for credit losses was US$ 52,860. Additionally, as ofMarch 31, 2025, overdue interests amount to US$ 3,967.

CAF expects to collect all amounts due, including interest and fees. Venezuela is one of the founding shareholders of CAF and has reiterated its commitment and its intention to undertake payments. CAF’s Management monitors its credit exposure periodically.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

As of December 31, 2024, the total principal amount of non-accrual loans related to private sector borrowers (non-sovereign loans) for US$ 36,182, which were 3,023 days overdue. For the three-month period ended March 31, 2025, there were no non-accrual loans related to private sector borrowers (non-sovereign loans). For the year ended December 31, 2024, there were no interest income recognized for non-accrual loans.The allowance of loan losses for non-accrual loans with the private sector amount to US$ 4,739 as of December 31, 2024.

A/B Loans

CAF only assumes the credit risk for the portion of its participations of the loan. As of March 31, 2025and December 31, 2024, CAF maintains loans of this nature amounting to US$ 1,274,302 andUS$ 1,215,792, respectively, whereas other financial institutions provided funds for US$ 1,010,857 and US$ 978,988, respectively.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amounts, individuallyand collectively evaluated, are presented below:

	For the three-months periods ended March 31,
	2025			2024
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	58,220	26,537	84,757	—	56,913	56,913
(Credit) provision for loan losses	1,251	(18,868)	(17,617)	—	(6,304)	(6,304)
Recoveries	—	14,806	14,806	—	74	74

Balances at end of period	59,471	22,475	81,946	—	50,683	50,683

For the three-month periods ended March 31, 2025 and 2024, CAF recorded US$ 14,806 and US$ 74, respectively, for revenue from recovery of written-off portfolio in caption “Credit for loan losses”.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

Changes in the provision for contingencies and the off-balance-sheet undisbursed loan commitments and financial guarantees, individually and collectively evaluated, are presented below:

	For the three-months periods ended March 31,
	2025			2024
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	—	6,230	6,230	—	6,849	6,849
Provision for contingencies	—	1,900	1,900	—	498	498

Balances at end of period	—	8,130	8,130	—	7,347	7,347

For the three-month periods ended March 31, 2025 and 2024, provision for contingencies and the off-balance-sheet undisbursed loan commitments and financial guarantees are included in the unaudited condensed interim statements of income as part the Non-interest expenses-other expenses.

6.	OTHER ASSETS

A summary of other assets follows:

	March 31, 2025	December 31, 2024
Derivative-related collateral	1,764,726	2,537,059
Intangible assets, net of accumulated amortization of US$ 17,010 and US$ 15,245, respectively	92,236	87,290
Receivable from investment securities sold	9,024	30,842
Other	32,413	36,338

	1,898,399	2,691,529

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

7.	DEPOSITS

A summary of deposits follows:

	March 31, 2025	December 31, 2024
Demand deposits	191,524	194,935
Time deposits:
Less than one year	3,436,130	3,302,403

	3,627,654	3,497,338

As of March 31, 2025 and December 31, 2024, the weighted average interest rate was 4.26% and 5.18%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in currencies other than the U.S. dollar amount to an equivalent of US$ 382,314 and US$ 105,726 as of March 31, 2025 and December 31, 2024, respectively.

8.	COMMERCIAL PAPERS

A summary of commercial papers follows:

	March 31, 2025	December 31, 2024
U.S. dollars	4,120,077	3,023,627
British pound sterling	89,773	170,640
Euros	—	98,793

	4,209,850	3,293,060
Less commercial papers issuance discount	(56,286)	(43,952)

	4,153,564	3,249,108

As of March 31, 2025 and December 31, 2024, the weighted average interest rate was 4.59% and 5.54%, respectively. As of March 31, 2025 and December 31, 2024, commercial papers balance matures in 2025.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

9.	BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS

A summary of borrowings from other financial institutions by currency follows:

	March 31, 2025	December 31, 2024
U.S. dollars	1,640,784	1,575,801
Euros	531,932	573,765
Colombian pesos	26,581	25,243
Others	4,942	2,165

	2,204,239	2,176,974
Fair value adjustments	(35,739)	(52,295)
Less debt issuance costs	122	132

	2,168,378	2,124,547

As of March 31, 2025 and December 31, 2024, the fixed interest-bearing borrowings amounted toUS$ 245,275 and US$ 242,010, respectively. As of March 31, 2025 and December 31, 2024, the weighted average interest rate after considering the impact of interest rate swaps was 5.88% and 6.85%, respectively.

Borrowings from other financial institutions, by remaining maturities, are summarized below:

	March 31, 2025	December 31, 2024
Less than one year	442,886	430,458
Between one and two years	247,672	234,226
Between two and three years	225,254	228,185
Between three and four years	196,653	206,237
Between four and five years	196,556	187,593
Over five years	895,218	890,275

	2,204,239	2,176,974

As of March 31, 2025 and December 31, 2024, there were unused term credit facilities amounting toUS$ 703,054 and US$ 1,445,913, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

10.	BONDS

A summary of outstanding bonds follows:

	March 31, 2025			December 31, 2024
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year end)
U.S. dollars	11,219,117	11,219,117	5.37	9,328,042	9,328,042	5.61
Euro	8,466,702	8,043,144	5.83	9,751,807	8,827,267	6.19
Swiss francs	2,336,257	2,487,843	5.73	2,336,350	2,434,706	6.06
British pound sterling	2,182,034	2,260,485	5.23	1,261,108	1,254,705	5.39
Australian dollars	1,755,872	1,577,821	5.72	1,756,001	1,570,852	5.93
Japanese yen	1,467,641	1,141,714	5.64	1,540,983	1,148,597	5.93
Mexican pesos	1,190,279	1,167,623	5.62	1,190,208	1,158,240	5.94
Norwegian kroner	549,487	370,885	5.80	549,486	344,122	6.09
Hong Kong dollars	533,062	531,680	5.75	533,062	532,686	6.15
Indian rupee	511,667	505,441	5.24	338,717	329,694	5.62
Colombian pesos	405,957	322,891	5.57	405,959	306,630	5.57
Costa Rica colon	287,312	294,496	5.30	223,336	225,770	5.78
Brazilian real	201,663	187,067	5.30	201,662	172,746	5.47
Turkish lira	128,121	70,497	5.09	128,121	75,713	5.29
Paraguayan guarani	82,288	78,093	5.35	85,284	82,096	5.86
New Zealand dollar	59,898	52,886	5.47	59,898	52,540	5.72
Chinese renmimbi	52,751	52,715	5.06	52,751	52,350	5.06
Indonesian rupee	50,351	49,759	4.93	—	—	—
Uruguayan pesos	52,695	49,416	6.59	53,213	47,951	3.53
Canadian dollars	30,395	27,797	5.68	30,395	27,869	6.12
South African rand	26,939	27,268	5.15	—	—	—
Jamaican dollars	26,101	25,484	5.30	26,101	25,725	5.30
Polish zloty	—	—	—	61,130	65,777	5.29
Czech koruna	—	—	—	11,211	10,335	5.58

	31,616,589	30,544,122		29,924,825	28,074,413

Fair value adjustments		(371,110)			(670,944)
Less debt issuance costs		8,944			7,057

		30,164,068			27,396,412

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	March 31, 2025	December 31, 2024
Less than one year	6,381,594	5,213,782
Between one and two years	4,353,024	5,493,209
Between two and three years	5,479,805	4,608,073
Between three and four years	4,334,964	4,377,320
Between four and five years	6,473,856	3,954,230
Over five years	4,593,346	6,278,211

	31,616,589	29,924,825

As of March 31, 2025 and December 31, 2024, fixed interest rate bonds amounted to US$ 31,331,150 and US$ 29,624,973, respectively, of which US$ 20,392,828 and US$ 20,586,650, respectively, are denominated in currencies other than U.S. dollar.

There were no bonds repurchased during for the three-month period ended March 31, 2025 and the year ended December 31, 2024.

11.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	March 31, 2025	December 31, 2024
Derivative-related collateral	197,607	89,749
Employees’ severance benefits and savings plan	112,514	110,008
Contributions to Shareholders’ Special Funds (Note 12)	50,000	—
Payable for investment securities purchased	39,080	34,314
Provision for contingencies (Note 5)	8,130	6,230
Other	8,374	14,781

	415,705	255,082

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

12.	CONTRIBUTIONS TO SHAREHOLDERS’ SPECIAL FUNDS

In March 2025, the Shareholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 200,000 to some shareholders’ special funds for 2025. Subsequently, during the three-month period ended March, 31, 2025, based on the analysis of the new commitments contracted or the resources required by the shareholders’ special funds, authorized the contributions of US$ 100,000, US$ 90,500, US$ 6,000 and US$ 3,500 to Compensatory Financial Found (FFC), Technical Cooperation Fund (FCT), Human Development Fund (FDH) and Fund for the Development of Small and Medium Enterprises (FIDE), respectively. For the three-month period ended March 31, 2025, CAF has recognized US$ 50,000 as an expense and, as of March 31, 2025, recognized an unconditional obligation (accounts payable) forUS$ 50,000 which was paid in April 2025.

In March 2024, the Shareholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 138,000 to some shareholders’ special funds for 2024. As of March, 31, 2024, based on the analysis of the new commitments contracted or the resources required by the shareholders’ special funds, CAF recognized contributions of US$ 97,000, US$ 34,000, US$ 4,500 and US$ 2,500 to FFC, FCT, FDH, and FIDE, respectively. For the three-month period ended March 31, 2024, CAF has recognized US$ 35,673as an expense and, as of March 31, 2024, recognized an unconditional obligation (accounts payable) for US$ 35,673 which was paid in April 2024.

13.	TAX EXEMPTIONS

Pursuant to its Constitutive Agreement, CAF is exempt, in all of its Member Countries, from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes.

In addition, CAF has entered into agreements with each of the associated shareholder countries (defined in Article 3 of CAF’s General Regulations as any shareholder country holding directly or indirectly shares of CAF). Pursuant to these agreements, each country that is a shareholder but do not qualify as a Member Country has agreed to extend to CAF, with respect to its activities in and concerning that country, immunities and privileges similar to those than have been granted to CAF in the Member Countries.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk, price risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency is managed by swapping marketable securities—trading, loans, borrowings from other financial institutions and bonds, subject to fixed interest rates and denominated in currency other than the U.S. dollar into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments to offset the economic changes in value of specifically identified marketable securities – trading, loans, borrowings from other financial institutions and bonds.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

Derivative financial instruments held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings from other financial institutions with fixed interest rates and denominated in U.S. dollars. Also, CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with deposits, bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance in order to mitigate volatility in CAF’s financial statements, considering that both the financial instruments and the associated hedging instruments are held until maturity.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes U.S. treasury futures to reduce exposure to price risk. These are contracts for delayed delivery of U.S. treasury notes in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the U.S. treasury futures. Additionally, CAF utilizes cross-currency forward contracts to reduce exposure to foreign currency risk.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

The balance sheet details related to CAF’s derivative financial instruments are as follows:

	Derivative assets		Derivative liabilities
	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Cross-currency swap	425,861	209,657	2,030,725	2,707,319
Interest rate swap	358,168	323,324	136,679	228,970
U.S. treasury futures	436	483	495	171
Cross-currency forward contracts	46	1,993	4	22

	784,511	535,457	2,167,903	2,936,482

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
As of March 31, 2025:
Loans	2,088,906	—	257,614	1,035
Loans	—	1,121,779	42,649	27,369
Borrowings from other financial institutions	—	531,932	2,520	47,242
Borrowings from other financial institutions	41,053	—	—	882
Bonds	—	20,340,133	380,692	1,956,114
Bonds	11,133,323	—	100,554	134,762

	13,263,282	21,993,844	784,029	2,167,404

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative Liabilities
As of December 31, 2024:
Loans	2,118,906	—	294,081	—
Loans	—	1,114,141	53,676	18,572
Borrowings from other financial institutions	—	573,765	—	75,608
Borrowings from other financial institutions	41,053	—	—	946
Bonds	—	20,533,438	155,981	2,613,139
Bonds	9,233,323	—	29,243	228,024

	11,393,282	22,221,344	532,981	2,936,289

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

The following table presents the notional amount and fair values of U.S. treasury futures andcross-currency forward contracts:

As of March 31, 2025

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Futures Long	Various	Until June 2025	US$	94,000	436

Forward contracts	Various	Various	Various	3,952	46

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Futures Short	Various	Until June 2025	US$	49,400	(495)

Forward contracts	Various	Various	Various	4,245	(4)

As of December 31, 2024

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Futures short	Various	Until March 2025	Various	58,152	453

Futures long	Various	Until March 2025	US$	66,600	30

Forward contracts	Various	Various	Various	96,303	1,993

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Futures long	Various	Until March 2025	Various	168,128	(171)

Forward contracts	Various	Various	Various	2,739	(22)

The amounts of collateral posted related to U.S. treasury futures as of March 31, 2025and December 31, 2024 were US$ 110 and US$ 1,414, respectively. As of March, 31 2025and December 31 2024, the amount of collateral received related to U.S. treasury futures was US$ 34 and US$ 129, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheets:

As of March 31, 2025

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	784,029	(551,927)	(197,573)	34,529

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(2,167,404)	551,927	1,764,616	149,139

As of December 31, 2024

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	532,981	(435,335)	(89,620)	8,026

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(2,936,289)	435,335	2,535,645	34,691

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation methodologies and the key inputs to those methodologies.

When available, CAF generally uses quoted prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation methodologies that use, where possible, current market-based or independently sourced market inputs, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•

Marketable securities - trading: CAF uses unadjusted quoted prices in active markets to determine the fair value of marketable securities classified as Level 1; quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, or pricing models with observable inputs for the term of the marketable securities classified as Level 2. These securities are classified in Level 1 and Level 2 of the fair value hierarchy.

•

Loans: The fair value of fixed rate loans is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•

Derivative assets and liabilities: The fair value is calculated using market prices provided by an independent financial information services company, which are determined using discounted cash flow valuation technique using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•

Bonds, borrowings from other financial institutions and deposits: For CAF’s bonds issued and medium and long term borrowings from other financial institutions and deposits, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuations of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds, borrowings from other financial institutions and deposits are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the discounted cash flow valuation technique.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s financial assets and liabilities that are measured at fair value on a recurring basis:

As of March 31, 2025

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. securities	5,553,781	—	—	5,553,781

Non-U.S. governments and government entities bonds	198,064	—	—	198,064

Financial institutions and corporate securities:
Commercial papers	—	3,658,836	—	3,658,836
Certificate of deposits	2,592,646	—	—	2,592,646
Bonds	2,094,947	—	—	2,094,947
Collateralized mortgage obligation	409,803	8,512	—	418,315
Liquidity funds	460,363	—	—	460,363
Exchange-traded fund	105,790	—	—	105,790

	5,663,549	3,667,348	—	9,330,897

Sub-total financial assets at fair value	11,415,394	3,667,348	—	15,082,742

Loans	—	3,051,797	—	3,051,797

Derivative instruments:
Cross-currency swap	—	425,861	—	425,861
Interest rate swap	—	358,168	—	358,168
U.S treasury futures	—	436	—	436
Cross-currency forward contracts	—	46	—	46

	—	784,511	—	784,511

Total financial assets at fair value	11,415,394	7,503,656	—	18,919,050

Liabilities:
Borrowings from other financial institutions	—	537,246	—	537,246

Bonds	—	30,033,159	—	30,033,159

Derivative instruments:
Cross-currency swap	—	2,030,725	—	2,030,725
Interest rate swap	—	136,679	—	136,679
U.S treasury futures	—	495	—	495
Cross-currency forward contracts	—	4	—	4

	—	2,167,903	—	2,167,903

Total financial liabilities at fair value	—	32,738,308	—	32,738,308

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

As of December 31, 2024

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. securities	5,916,834	—	—	5,916,834

Non-U.S. governments and government entities bonds	200,281	124,614	—	324,895

Financial institutions and corporate securities:
Commercial papers	—	2,417,869	—	2,417,869
Certificate of deposits	1,995,211	—	—	1,995,211
Bonds	2,197,129	—	—	2,197,129
Collateralized mortgage obligation	407,921	1,424	—	409,345
Liquidity funds	307,422	—	—	307,422
Exchange-traded funds	104,011	—	—	104,011

	5,011,694	2,419,293	—	7,430,987

Sub-total financial assets at fair value	11,128,809	2,543,907	—	13,672,716

Loans	—	3,003,195	—	3,003,195

Derivative instruments:
Cross-currency swap	—	209,657	—	209,657
Interest rate swap	—	323,324	—	323,324
U.S treasury futures	—	483	—	483
Cross-currency forward contracts	—	1,993	—	1,993

	—	535,457	—	535,457

Total financial assets at fair value	11,128,809	6,082,559	—	17,211,368

Liabilities:
Borrowings from other financial institutions	—	562,522	—	562,522

Bonds	—	27,250,667	—	27,250,667

Derivative instruments:
Cross-currency swap	—	2,707,319	—	2,707,319
Interest rate swap	—	228,970	—	228,970
U.S treasury futures	—	171	—	171
Cross-currency forward contracts	—	22	—	22

	—	2,936,482	—	2,936,482

Total financial liabilities at fair value	—	30,749,671	—	30,749,671

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

Items that are not measured at fair value

		March 31, 2025		December 31, 2024
	Hierarchy Levels	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	119,228	119,228	233,196	233,196
Deposits with banks	1	3,988,365	3,988,365	3,369,941	3,369,941
Other investments:
Bank deposits	1	1,220,426	1,220,426	712,598	712,598
Special Drawing Rights	2	165,267	165,267	161,194	161,194
Loans, net	2	31,951,590	31,950,473	30,572,479	30,571,648
Accrued interest and commissions receivable	2	1,057,715	1,057,715	1,007,802	1,007,802
Derivate-related collateral	1	1,764,726	1,764,726	2,537,059	2,537,059
Receivable from investment securities sold	1	9,024	9,024	30,842	30,842
Financial liabilities:
Deposits	2	3,627,654	3,627,654	3,497,338	3,497,338
Commercial papers	2	4,153,564	4,153,564	3,249,108	3,249,108
Borrowings from other financial	2
institutions, net		1,631,132	1,628,581	1,562,025	1,559,670
Bonds, net	2	130,909	136,420	145,745	151,544
Accrued interest payable	2	859,557	859,557	1,011,611	1,011,611
Derivate-related collateral	1	197,607	197,607	89,749	89,749
Payable for investment securities purchased	1	39,080	39,080	34,314	34,314

The following methods and assumptions were used to estimate the fair value of those financial instruments not accounted for at fair value on recurring basis:

•

Cash and due from banks, deposits with banks, other investments – Deposits with banks due morethan 90 days, accrued interest and commissions receivable, deposits, commercial papers, accrued interest payable, derivative-related collateral, receivable from investment securities sold and payable for marketable securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

•

Other investments – Special drawing rights: The carrying amount approximates fair value because this asset is based on a basket of five international currencies (the U.S. dollar, the Euro, the Chinese renminbi, the Japanese yen, and the British pound sterling) reviewed and published by the IMF.

•

Loans: CAF is one of the few institutions that grant loans for development projects in the shareholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of non-accrual status loans is estimated using the discounted cash flow technique.

•

Equity investments: The direct investments in equity securities of companies without a readily determinable fair values are measured at cost, less impairment plus or minus observable price changes of an identical or similar instrument of the same issuer. As of March 31, 2025 and December 31, 2024, the carrying amount of those investments amounted to US$ 107,867 and US$ 108,168, respectively. In addition, as of March 31, 2025 and December 31, 2024, investments in funds without a readily determinable fair value, with carrying amount of US$ 232,960 and US$ 222,547, respectively, and the net effects of impairment and the changes in fair value related to equity investment for the three-month periods ended March 31, 2025 and 2024 amounted to US$ (3,609) and US$ 5,191, respectively, are accounted for at fair value applying the practical expedient, using the net asset value per share. These financial instruments are generally classified in level 3 of the fair value hierarchy based on the observability of significant inputs to the valuation methodology (these instruments are not disclosed in the table above).

•

Bonds and borrowings from other financial institutions: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow valuation technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those financial instrument are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodology.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

16.	UNREALIZED CHANGES IN FAIR VALUE RELATED TO OTHER FINANCIAL INSTRUMENTS

Changes in fair value of cross-currency swaps, financial assets and liabilities carried at fair value under the fair value option are as follows:

	For the three-month period ended March 31, 2025
	Gain (loss) on derivatives	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Bonds	881,737	(911,225)	(29,488)
Loans	(19,825)	33,462	13,637
Borrowings from other financial institutions	30,887	(16,492)	14,395

	892,799	(894,255)	(1,456)

	For the three-month period ended March 31, 2024
	Gain (loss) on derivatives	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Bonds	(446,151)	488,802	42,651
Loans	8,662	(30,889)	(22,227)
Borrowings from other financial institutions	(4,683)	(16,954)	(21,637)

	(442,172)	440,959	(1,213)

In addition, during the three-month periods ended March 31, 2025 and 2024, CAF recorded losses ofUS$ 12,559 and net gains US$ 4,041, respectively, related to changes in fair value of U.S. treasury futures and U.S. treasury forwards and changes in fair value of the U.S. Treasury Notes.

17.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	March 31, 2025	December 31, 2024
Loan commitments subscribed – eligible	6,376,871	6,028,158
Lines of credit	5,070,401	5,338,813
Loan commitments subscribed – non eligible	1,727,430	1,989,933
Equity investments agreements subscribed	178,671	187,266
Guarantees	257,746	273,450

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	March 31, 2025	December 31, 2024
Less than one year	1,332	16,564
Between one and five years	13,325	12,304
Over five years	243,089	244,582

	257,746	273,450

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

18.	ADMINISTRATIVE EXPENSES

During the three-month periods ended March 31, 2025 and 2024, the details of administrative expenses are as follows:

	2025	2024
Salaries and employee benefit	43,365	43,768
Business expenses	6,780	3,441
Telecommunications and technology	4,906	5,066
Logistics and infrastructure	3,788	3,518
Depreciation and amortization	3,745	3,578

	62,584	59,371

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

19.	SEGMENT REPORTING AND CONCENTRATIONS

We operate as one operating and reportable segment. CAF offers financial and related services to governments of its shareholder countries, as well as their public and private institutions, corporations and joint ventures. The Board Executive President act as the chief operating decision maker (“CODM”) of CAF. The CODM reviews financial information presented in our statements of income and the balance sheets when making decisions related to assessing the operating performance and allocating resources.

Net income, which is reported in the accompanying statements of income, is the measure of segment profit or loss that is regularly reviewed by the CODM. Net income is used by the CODM in assessing the operating performance of the segment and to monitor budget versus actual results. Refer to the accompanying statements of income for the presentation of net income for the three-month periods ended March 31, 2025 and 2024.

The measure of segment assets is reported in the accompanying balance sheets as “Total” in the asset section. The accounting policies of our single operating and reportable segment are the same as those described in Note 2 – Basis of Presentation and Significant Accounting Policies included in the CAF’s audited financial statements as of and for the years ended December 31, 2024 and 2023 and the notes thereto (“audited financial statements”).

For the three-month periods ended March 31, 2025 and 2024, loans made to or guaranteed by three countries individually generated in excess, of 10% of interest income on loans, as follows:

	2025	2024
Argentina	82,136	92,288
Ecuador	69,687	81,450
Brazil	62,795	61,082

	214,618	234,820

20.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 20, 2025, the date these financial statements were available to be issued. As a result of this evaluation, management has determined that there are no subsequent events that require a disclosure in these financial statements except for:

•	On April 1, 2025, CAF issued bonds for EUR 30 million, equivalent to US$ 32.4 million, 3.50%due 2039, under its EMTN Programme.

•	On April 14, 2025, CAF issued bonds for PYG 125,000 million, equivalent to US$ 15.6 million, 6.65%due 2030, under its CAF’s G1 Global Issuance Program in Paraguay.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Statements Information

As of March 31, 2025 and December 31, 2024

and for the three-month periods ended March 31, 2025 and 2024

(In thousands of U.S. dollars)

•	On April 21, 2025, CAF issued bonds for UYU 2,150 million, equivalent to US$ 50.6 million, 10.00% due 2030, under its EMTN Programme.

•	On April 28, 2025, Brazil paid 988 Series “B” ordinary shares of CAF for total amount of US$ 14.0 million.

•	On April 29, 2025, The Antigua and Barbuda paid 1,056 Series “C” ordinary shares of CAF to become a Shareholder Country, for total amount of US$ 5.3 million.

•	On May 15, 2025, CAF issued bonds for UYU 3,000 million, equivalent to US$ 71.8 million, 9.88% due 2030, under its EMTN Programme.

•	On May 20, 2025, CAF issued bonds for GBP 250 million, equivalent to US$ 330.8 million, 4.875% due 2030, under its EMTN Programme.

•	On May 20, 2025, CAF issued bonds for PHP 1,400 million, equivalent to US$ 25.1 million, 5.5%due 2030, under its EMTN Programme.